Exhibit 10.8

Summary Description of the Compensation of
Non-Employee Directors of Compressco Partners GP Inc.

As of June 20, 2011, each director who is not an officer or employee of Compressco Partners GP Inc. or TETRA Technologies, Inc. (Non-Employee Directors) receives annual compensation of $60,000 for attending regularly scheduled meetings of the Compressco Partners GP Inc. Board of Directors (the Board of Directors). This compensation is paid for the upcoming service year in the form of restricted unit awards granted under the Compressco Partners, L.P. Long Term Incentive Plan that have a value of $60,000, prorated for such Non-Employee Directors’ respective dates of election. Non-Employee Directors who are elected to service as the chairman of the Audit Committee of the Board of Directors receive additional annual compensation of $10,000, prorated from their date of election, also paid in the form of restricted unit awards granted under the Compressco Partners, L.P. Long Term Incentive Plan.

Directors who are also officers or employees of Compressco Partners GP Inc. or TETRA Technologies, Inc. do not receive any compensation for duties performed as directors.

All Non-Employee Directors are reimbursed for out-of-pocket travel expenses incurred in attending meetings of the Board of Directors and committees.